Exhibit 99.1
Veoneer and Volvo Cars to split joint venture to pursue separate ADAS and autonomous driving strategies

Stockholm, Sweden, April 2, 2020: The automotive technology company Veoneer, Inc. (NYSE: VNE and SSE: VNE SDB), have following a strategic review, entered into a non-binding agreement with Volvo Cars to split their 50/50 joint venture Zenuity.

The parties have agreed in principle that Veoneer will integrate and operate the current Zenuity business focused on the development and commercialization of advanced driver assistance system (ADAS) software for collaborative driving. Volvo Cars will setup a new stand-alone company to take over Zenuity’s current development and commercialization of unsupervised autonomous drive software (AD).
According to Veoneer’s estimates, in the next decade more than 90% of its available market will be for advanced driver assistance systems (ADAS). Veoneer’s strategy is to build a scalable ADAS system that addresses the needs of all parts of the light vehicle market. This system, including Zenuity developed software and functionality for hands-free driving, was successfully demonstrated at CES in Las Vegas earlier this year.
“The split will allow Veoneer to more effectively drive our business strategy. After successfully developing a strong software platform in Zenuity together with Volvo Cars, we are now taking the next steps in the development of collaborative driving and advanced driver assistance systems addressing the total light vehicle market. Veoneer will continue the development of automated driving in time for the broad commercialization of AD technologies”, says Jan Carlson, Chairman, President & CEO, Veoneer.
The plan is for Zenuity to become a passive IP-holding company retaining the current ownership structure. Both companies will have full access to Zenuity-owned technologies for all levels of advanced driver assistance systems and automated driving for the benefit of all potential customers. Veoneer will be able to freely use the intellectual property rights licensed to Zenuity by Volvo Cars at the time of formation of the joint venture.
Veoneer expects to bring more than 200 of the current Zenuity employees into its systems and software team. The Zenuity development centers in Novi, Michigan, and Munich, Germany will become part of Veoneer’s research and development organization. The development centers in Gothenburg, Sweden and Shanghai, China will become part will become part of a new stand-alone company wholly owned by Volvo Cars. Veoneer expects to achieve annual savings of around $30 - $40 million through the agreement. As part of the intended transaction Veoneer expects to receive a payment of around $15 MUSD, subject to final agreement.
The process to split the Zenuity joint venture starts now and is expected to be finalized latest during the third quarter 2020. Veoneer will take the necessary steps to ensure all customer commitments and deliveries are made as contracted with its customers.
This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 08:30 CET on Thursday April 2, 2020.

Webcast telephone conference

Veoneer will arrange a 30 minute webcast telephone conference on April 2 at 10.00 CET. A link to the web cast will be available on Veoneer’s web site www.veoneer.com. Attend by phone:

UK +44 (0) 203 0095709
US 16467871226
SE 0850692169

Confirmation code: 5888909
For more information please contact:
Thomas Jönsson, EVP Communications & IR, tel +46 (0)8 527 762 27
Ray Pekar, Investor Relations, tel +1 (248) 794-4537
Veoneer designs and manufactures products and solutions for active safety, autonomous driving, occupant protection and brake control. Our purpose is to create trust in mobility. Founded in 2018, Veoneer builds on a heritage of close to 70 years of

Exhibit 99.1
automotive safety development. Headquartered in Stockholm, Sweden, Veoneer has 9,200 employees in 13 countries. In 2018, sales amounted to $2.2 billion. Veoneer is listed on the New York Stock Exchange and on Nasdaq Stockholm.

Safe Harbor Statement: Safe Harbor Statement: This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Veonee or its management believes or anticipates may occur in the future, including the transaction contemplated by the non-binding agreement with Volvo Cars. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions, fluctuations in the global automotive market, our ability to complete the transaction contemplated by the non-binding agreement with Volvo Cars, which is subject to the negotiation and documentation of definitive agreements, and the impacts of the coronavirus (COVID-19) on the Company’s financial condition and business operations. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.